Exhibit 99.1

Rochester Medical Reports Second Quarter Results

Stewartville, MN April 24, 2012

Rochester Medical Corporation (NASDAQ:ROCM) today announced operating results for its second quarter ended March 31, 2012.

The Company reported record sales of $15,259,000 for the current quarter compared to $12,853,000 for the second quarter of last year. It also reported net income of $603,000 or $0.05 per diluted share compared to net loss of ($1,259,000) or ($0.10) per diluted share for the same quarter of last year.

The approximate 19% increase in sales (20% on a constant currency basis) resulted from a 17% increase in Rochester Medical Direct Sales (20% on a constant currency basis) and a 24% increase in Private Label Sales (24% on a constant currency basis). Direct Sales include sales made directly to the end consumer and include all Rochester branded sales, U.K. Script Easy sales, and all Laprolan sales. Constant currency basis assumes current exchange rates for all periods in order to exclude the impact of foreign exchange variations. In the second quarter of fiscal 2012, the U.S. dollar was somewhat stronger versus the pound sterling and the Euro, thus negatively affecting Rochester Medical Direct Sales growth levels in actual U.S. dollars given the significant volume of direct sales in the United Kingdom and The Netherlands.

Net income adjusted for certain non-recurring unusual items and certain recurring non-cash expenses, or “Non-GAAP Net Income” for the current quarter was $920,000 or $0.08 per diluted share compared to Non-GAAP Net Loss of ($437,000) or ($0.04) per diluted share for the second quarter of last year. The increase for the current quarter is primarily due to increased gross profits as a result of increased sales.

Commenting on the second quarter results, Rochester Medical’s CEO and President Anthony J. Conway said, “We are very pleased with our recent progress. Our Direct Sales are strengthening nicely. Overall U.S. Direct Sales rose 32% over last year’s second quarter with U.S. Home Care sales growing at a strong 39% pace and U.S. Acute Care sales rising 15%. These numbers continue to reflect the increasing effectiveness of our U.S. Sales and Marketing team and the increasing acceptance of our advanced catheter technologies. The United Kingdom also reported solid constant currency growth of 18%. Laprolan sales declined 11% year-over-year in constant currency, however we expect improving sales going forward driven by recent investments to strengthen the Sales and Management team in that part of our organization. International Direct Sales outside of the U.K. and the markets served by Laprolan were very strong this quarter, increasing 69% year-over-year. Private Label sales showed strong growth of 24%, but as we have previously noted, these sales can fluctuate significantly from quarter to quarter due to the timing of orders.”

Conference Call and Webcast

The Company will hold a quarterly conference call today to discuss its earnings report. The call will begin at 3:30 p.m. central time (4:30 p.m. eastern time).

This call is being webcast by Thomson Reuters and can be accessed at Rochester Medical’s website at www.rocm.com. To listen live to the conference call via telephone, call:

Domestic:	888 680.0892
International:	617 213.4858
Pass code:	76674231

Preregistration:

https://www.theconferencingservice.com/prereg/key.process?key=P77FPAVK9

Replay will be available for seven days at www.rocm.com or via telephone at:

Domestic:	888 286.8010
International:	617 801.6888
Pass code:	54644869

Individual investors can listen to the call at www.fulldisclosure.com, Thomson Reuters individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).

Forward-Looking Statements

This press release contains “forward-looking statements” with the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the future financial and operating results of Rochester Medical. Such statements are based on currently available information, operating plans and management’s expectations about future events and trends. Such statements inherently involve significant risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements, including the uncertainty of estimated revenues and profits, the uncertainty of current domestic and international economic conditions that could adversely affect the level of demand for the Company’s products and increased volatility in foreign exchange rates, the uncertainty of market acceptance of new product introductions, and our level of success in increasing Rochester Medical Direct Sales revenue, the uncertainty of gaining new strategic relationships or locating and capitalizing on strategic opportunities, the uncertainty of timing of Private Label Sales revenues (particularly international customers), FDA and other regulatory review and response times, and other risk factors listed from time to time in the Company’s SEC reports and filings, including, without limitation, the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended September 30, 2011, and reports on Forms 10-Q and 8-K. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

Rochester Medical has provided Non-GAAP Net Income (Loss) in addition to net income (loss) calculated in accordance with generally accepted accounting principles (GAAP) because management believes Non-GAAP Net Income (Loss) provides a more consistent basis for comparisons that are not influenced by certain charges and non-cash expenses and are therefore helpful in understanding Rochester Medical’s underlying operating results. Similarly, constant currency represents reported sales with the cost/benefit of currency movements removed. Management uses the measure to understand the growth of the business on a constant dollar basis, as fluctuations in exchange rates can distort the underlying growth of the business both positively and negatively. While we recognize that foreign exchange volatility is a reality for a global company, we routinely review our Company performance on a constant dollar basis, and we believe this also allows our shareholders to understand better our Company’s growth trends.

Non-GAAP Net Income (Loss) and constant currency are not measures of financial performance under GAAP, and should not be considered an alternative to net income or any other measure of performance or liquidity under GAAP. Non-GAAP Net Income (Loss) and constant currency are not comparable to information provided by other companies. Non-GAAP Net Income (Loss) and constant currency have limitations as analytical tools and should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP. Reconciliations of Net Loss and Non-GAAP Net Income (Loss), and reconciliations of sales under GAAP and sales on a constant currency basis, are presented at the end of this press release.

About Rochester Medical Corporation

Rochester Medical Corporation develops, manufactures, and markets disposable medical catheters and devices for urological and continence care applications. The Company also sells certain ostomy and wound and scar care products and other brands of urological products into the European marketplace.

For further information, please contact Anthony J. Conway, President and Chief Executive Officer or David A. Jonas, Chief Financial Officer of Rochester Medical Corporation at (507) 533-9600 or Parice Halbert, CFA, at Westwicke Partners (443) 213-0500. More information about Rochester Medical is available on its website at http://www.rocm.com.

ROCHESTER MEDICAL CORPORATION

Reconciliation of Reported GAAP Revenue to Non-GAAP Revenue in Constant Currency

For the Three and Six months ended

March 31, 2012 and 2011

	(unaudited) Three months ended March 31,		(unaudited) Six months ended March 31,
	2012	2011	2012	2011
GAAP Sales as Reported	$15,258,611	$12,852,601	$29,104,277	$23,799,006

British Sterling Exchange rate as Reported	1.57	1.60	1.57	1.59

Euro Exchange rate as Reported	1.31	1.37

Constant Currency Sales	$15,258,611	$12,671,515	$29,104,277	$23,595,089

(1) Exchange rate used for Constant Currency Purposes	1.57	1.57	1.57	1.57

(2) Exchange rate used for Constant Currency Purposes	1.31	1.31	1.31	1.31

Net Effect of Constant Currency Illustration - British Sterling	$—	$(84,522)	$—	$(107,353)
Net Effect of Constant Currency Illustration - Euros	$—	$(96,564)	$—	$(96,564)

Total Net Effect of Constant Currency Illustration	$—	$(181,086)	$—	$(203,917)

(1)	For illustrative purposes constant currency translates prior period foreign sales at current exchange rates. For Rochester Medical Corporation this is the conversion rate of British pounds to US dollars. The rate represents the average exchange rate for the respective three or six month period.
(2)	For illustrative purposes constant currency translates prior period foreign sales at current exchange rates. For Rochester Medical Corporation this is the conversion rate of Euros to US dollars. The rate represents the average exchange rate for the respective three or six month period. The six month rate is the same as the three month rate as the acquisition of Laprolan was effective January 1, 2011.

ROCHESTER MEDICAL CORPORATION

Reconciliation of Reported GAAP Net Income to Non-GAAP Net Income

For the Three and Six months ended

March 31, 2012 and 2011

	(unaudited) Three months ended March 31,		(unaudited) Six months ended March 31,
	2012	2011	2012	2011
GAAP Net Income (Loss) as Reported	$603,000	$(1,259,000)	$527,000	$(1,428,000)

Diluted EPS as Reported	$0.05	$(0.10)	$0.04	$(0.12)

Adjustments for non-recurring unusual items:
Merger and acquisition costs for Laprolan (1)		255,000		391,000

Subtotal	—	255,000	—	391,000
Adjustments for recurring non-cash expenses:
Intangible amortization (2)	158,000	195,000	316,000	323,000
ASC 718 compensation expense (3)	159,000	372,000	361,000	567,000

Subtotal	317,000	567,000	677,000	890,000

Non-GAAP Net Income	$920,000	$(437,000)	$1,204,000	$(147,000)

Non-GAAP Diluted EPS	$0.08	$(0.04)	$0.10	$(0.01)

Weighted Average Shares - Diluted	12,235,701	12,223,347	12,258,402	12,174,780

(1)	Merger and acquisition costs related to the purchase of Laprolan B.V. from Fornix N.V.
(2)	Amortization of the intangibles acquired in June 2006 asset acquisition from Coloplast AS and Mentor Corporation and the intangibles acquired in the January 2011 aquisition of Laprolan from Fornix N.V. Management believes these assets are appreciating. This adjustment adds back amortization expense for the three and six months ended March 31, 2012 and 2011 related to certain intangibles. The gross amount of amortization expense for the three months ended March 31, 2012 and 2011 is $218,000 and $251,000 net of taxes of $60,000 and $56,000 for net amounts of $158,000 and $195,000 respectively. The gross amount of amortization expense for the six months ended March 31, 2012 and 2011 is $436,000 and $414,000 net of taxes of $120,000 and $91,000 for net amounts of $316,000 and $323,000 respectively.
(3)	Compensation expense mandated by ASC 718. This adjustment adds back the compensation expense recorded for stock options granted to employees and directors that vested during the three and six months ended March 31, 2012 and 2011. The gross amount of compensation expense for the three months ended March 31, 2012 and 2011 is $248,000 and $582,000 net of taxes of $89,000 and $210,000 for net amounts of $159,000 and $372,000 respectively. The gross amount of compensation expense for the six months ended March 31, 2012 and 2011 is $564,000 and $877,000 net of taxes of $203,000 and $310,000 for net amounts of $361,000 and $567,000 respectively.

Rochester Medical Corporation

Press Release - F12 Second Quarter

Summary Statements Of Operations

	(unaudited) Three months ended March 31,		(unaudited) Six months ended March 31,
	2012	2011	2012	2011
Sales	$15,258,611	$12,852,601	$29,104,277	$23,799,006
Cost of sales	7,828,875	6,493,407	14,706,068	12,035,681

Gross profit	7,429,736	6,359,194	14,398,209	11,763,325
Gross profit %	48.7%	49.5%	49.5%	49.4%
Costs and expenses:
Marketing and selling	4,219,492	5,012,747	8,723,612	8,894,727
Research and development	247,889	251,672	624,158	529,527
General and administrative	2,128,024	2,403,698	4,236,837	4,112,791

Total operating expenses	6,595,405	7,668,117	13,584,607	13,537,045

Income (loss) from operations	834,331	(1,308,923)	813,602	(1,773,720)
Other income (expense)
Interest income	9,465	51,977	19,200	104,547
Interest expense	(8,395)	(123,596)	(89,545)	(154,855)
Other income	48,712	(12,865)	29,057	(29,147)

Net income (loss) before income taxes	884,113	(1,393,407)	772,314	(1,853,175)
Income tax expense(benefit)	281,599	(134,009)	245,147	(424,695)

Net income (loss)	$602,514	$(1,259,398)	$527,167	$(1,428,480)

Earnings (loss) per common share - Basic	$0.05	$(0.10)	$0.04	$(0.12)

Earnings (loss) per common share - Diluted	$0.05	$(0.10)	$0.04	$(0.12)

Weighted Average Shares:
Basic	12,003,167	12,223,347	12,049,900	12,174,780

Weighted Average Shares:
Diluted	12,235,701	12,223,347	12,258,402	12,174,780

Rochester Medical Corporation

Press Release - F12 Second Quarter

Condensed Balance Sheets

	(unaudited) March 31, 2012	September 30, 2011
Assets
Current Assets
Cash and equivalents	$8,813,309	$8,722,935
Marketable securities	6,810,597	26,182,308
Accounts receivable	9,931,708	8,644,332
Inventories	11,367,361	11,278,694
Prepaid expenses and other assets	1,607,363	1,361,259
Deferred income tax asset	2,036,493	1,618,495

Total current assets	40,566,831	57,808,023
Property and equipment, net	12,181,449	12,052,685
Deferred income tax asset	1,180,015	1,242,010
Intangible assets, net	10,040,656	10,272,671
Goodwill	9,859,132	9,764,075

Total Assets	$73,828,083	$91,139,464

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,580,460	$2,773,398
Accrued expenses	2,698,674	2,961,270
Short-term debt	—	17,862,185

Total current liabilities	5,279,134	23,596,853
Long-term liabilities	1,931,143	1,565,764
Stockholders’ equity	66,617,806	65,976,847

Total Liabilities and Stockholder Equity	$73,828,083	$91,139,464